                                                                EXHIBIT 10.05



                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                   CTB, INC.,

                                      AND

                              ROYAL CROWN LIMITED



                                  May 29, 1997

                               TABLE OF CONTENTS

1.    SALE AND PURCHASE OF ASSETS..........................................   1
      (a)  Assets of the Business..........................................   1
      (b)  Excluded Assets.................................................   2

2.    RELATED TRANSACTIONS.................................................   3
      (a)  Use of Facility: Shared Services................................   3
      (b)  Operating Agreement.............................................   3

3.    PURCHASE PRICE.......................................................   3
      (a)  Purchase Price..................................................   3
      (b)  Post-Closing Adjustments to Purchase Price......................   4
      (c)  Inventory Count and Determination of Adjustments................   5
      (d)  Allocation of the Purchase Price................................   5

4.    LIABILITIES AND OBLIGATIONS..........................................   5
      (a)  Assumed Obligations.............................................   5
      (b)  No Other Obligations Assumed....................................   6

5.    DOCUMENTS OF TRANSFER AND ASSIGNMENT.................................   7

6.    CLOSING..............................................................   7

7.    ADDITIONAL AGREEMENTS................................................   7
      (a)  Consummation of Agreement.......................................   7
      (b)  Employees.......................................................   8
      (c)  Warranty Claims.................................................   9
      (d)  Accounts Receivable.............................................   9
      (e)  Customers of the Business.......................................   9
      (f)  IDEM Permit.....................................................   9
      (g)  Walker-Williams License.........................................  10

8.    CONDITIONS TO OBLIGATION OF BUYER....................................  10
      (a)  Performance of Agreement........................................  10
      (b)  Closing Conditions..............................................  10
      (c)  Litigation; Injunctions.........................................  10
      (d)  Consents and Approvals..........................................  10
      (e)  Lien Releases...................................................  11
      (f)  Related Transactions............................................  11

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     (g)  Noncompetition Agreements ....................................... 11
     (h)  Assumed Contracts ............................................... 11
     (I)  CTB International Guaranty ...................................... 11
     (j)  Corporate Certificates .......................................... 11
     (k)  Legal Opinion ................................................... 12

9.   CONDITIONS TO OBLIGATION OF SELLER ................................... 12
     (a)  Performance of Agreement ........................................ 12
     (b)  Closing Conditions .............................................. 13
     (c)  Litigation; Injunctions ......................................... 13
     (d)  Consents and Approvals .......................................... 13
     (e)  Related Transactions ............................................ 13
     (f)  Royal Guaranty .................................................. 13
     (g)  Corporate Certificates .......................................... 13
     (h)  Legal Opinion ................................................... 13

10.  REPRESENTATIONS AND WARRANTIES OF SELLER ............................. 14
     (a)  Organization .................................................... 14
     (b)  Execution, Delivery and Validity ................................ 14
     (c)  Noncontravention ................................................ 14
     (d)  EBITDA Statements ............................................... 15
     (e)  Undisclosed Liabilities ......................................... 15
     (f)  Adverse Changes ................................................. 15
     (g)  Taxes ........................................................... 16
     (h)  Litigation ...................................................... 16
     (I)  Compliance with Laws ............................................ 16
     (j)  Environment, Health and Safety .................................. 16
     (k)  Assumed Contracts ............................................... 18
     (l)  Customer Orders and Deposits .................................... 19
     (m)  Intellectual Property ........................................... 19
     (n)  Title to Assets ................................................. 21
     (o)  Condition of Tangible Assets .................................... 21
     (p)  Assets of the Business .......................................... 22
     (q)  Product Warranty ................................................ 22
     (r)  Product Liability ............................................... 22
     (s)  Labor Relations ................................................. 22
     (t)  Employee Benefit Plans .......................................... 22
     (u)  Brokers ......................................................... 23
     (v)  Disclosure ...................................................... 23


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11.  REPRESENTATIONS AND WARRANTIES OF BUYER .............................. 23
     (a)  Organization .................................................... 23
     (b)  Execution, Delivery and Validity ................................ 23
     (c)  Noncontravention ................................................ 24
     (d)  Broker .......................................................... 24

12.  INDEMNIFICATION ...................................................... 24
     (a)  By Seller ....................................................... 24
     (b)  By Buyer ........................................................ 25
     (c)  Conditions of Indemnification of Third Party Claims ............. 25
     (d)  Limitation on Indemnification Obligations ....................... 26
     (e)  Payment of Losses ............................................... 27
     (f)  Indemnification Basket .......................................... 27

13.  GENERAL PROVISIONS ................................................... 27
     (a)  Taxes and Prorations ............................................ 27
     (b)  Survival ........................................................ 27
     (c)  Expenses ........................................................ 28
     (d)  Remedies Cumulative ............................................. 28
     (e)  Governing Law ................................................... 28
     (f)  Assignment; Binding Effect ...................................... 28
     (g)  Entire Agreement; Amendment...................................... 28
     (h)  Counterparts .................................................... 29
     (I)  No Waiver ....................................................... 29
     (j)  Notices ......................................................... 29
     (k)  Severability .................................................... 30


EXHIBITS:
--------
Exhibit A:  Form of Facilities Agreement
Exhibit B:  Form of Shared Services Agreement
Exhibit C:  Form of Operating Agreement
Exhibit D:  Form of Escrow Agreement
Exhibit E:  Form of CTB Noncompete
Exhibit F:  Form of Chocola Noncompete
Exhibit G:  Form of Dawes Noncompete
Exhibit H:  Form of CTB International Guaranty
Exhibit I:  Form of Royal Guaranty


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SCHEDULES:
---------
Schedule 1(a)(i): Equipment
Schedule 1(a)(iv): Intellectual Property
Schedule 1(a)(v): Assumed Contracts
Schedule 3(d): Allocation of Purchase Price
Schedule 4(a)(ii): Employee Vacation Obligations
Schedule 10(d): EBITDA Statements
Schedule 10(e): Undisclosed Liabilities
Schedule 10(f): Adverse Changes
Schedule 10(h): Litigation
Schedule 10(i): Compliance with Laws
Schedule 10(j): Environment, Health and Safety
Schedule 10(k): Other Contracts
Schedule 10(n): Title to Assets
Schedule 10(q): Product Warranties
Schedule 10(s): Employees/Employee Benefit Programs

















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                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT is made and entered into as of the 29th day of May, 1997 by and between CTB, INC., an Indiana corporation ("Seller"), and ROYAL CROWN LIMITED, an Indiana corporation ("Buyer").

                                    RECITALS

        A. Seller is the owner of certain assets used in connection with its Brock Manufacturing Division polyvinyl chloride ("PVC") extrusion operations for the manufacture and sale of plastic and vinyl fences, decks, docks and related non-agricultural products (the "Business") at Seller's facility located in Milford, Indiana (the "Facility").

        B. Seller desires to sell certain of the assets and rights relating to the Business to Buyer, and Buyer desires to purchase those assets and rights from Seller, all on and subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions hereof, the parties hereby agree as follows:

        1. SALE AND PURCHASE OF ASSETS.

           (a) Assets of the Business. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereafter defined), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the following property and rights (the "Assets") owned by Seller and used in the operation of the Business:

                (i) All machinery, equipment, tools, dies, molds and related ancillary improvements and other tangible personal property, including all useful spare and replacement parts, materials and supplies used in the Business and listed on SCHEDULE 1(a)(i) attached hereto (collectively, the "Equipment");

                (ii) All of Seller's saleable inventory of raw materials, work in process and finished goods used in the operation of the Business and included in the physical inventory count conducted pursuant to SECTION 3(c) (collectively, the "Inventory");

                (iii) to the extent transferable, all of Seller's rights, title and interest in and to all purchase orders from customers and any unfilled customer orders relating to the Business (the "Customer Orders") and all customer deposits or advance payments made to Seller relating thereto (the "Customer Deposits");

                (iv) All of Seller's rights, title and interest in and to all Intellectual Property (as defined in SECTION 10(m) hereof) used in connection with the Business, including, but not limited to, the patents, trademarks, applications for patents and trademarks, and licenses listed on SCHEDULE 1(a)(iv) attached hereto;

                (v) All of Seller's rights, title and interest in and to those dealer or distributor agreements, employee agreements and other contracts set forth on SCHEDULE 1(a)(v) attached hereto (collectively, the "Assumed Contracts");

                (vi) All of Seller's rights, title and interest in and to all rights and warranties from vendors or suppliers of any of the Assets;

                (vii) All of Seller's records relating to (A) present, former and prospective customers of the Business (including all dealers, distributors and independent sales representatives), including customer lists, contacts, pricing information, sales records, payment terms and history, dealer policies, manuals and guidelines and other related records; (B) present, former and prospective suppliers for the Business, including supplier lists, contacts, pricing information, supply history and other related records; (C) the Intellectual Property; and (D) copies of such other records relating to the Business as may be necessary or advisable for the operation of the Business by Buyer after Closing, as reasonably designated by Buyer;

                (viii) To the extent transferable, all of Seller's rights, title and interest in and to any certificates, licenses, permits or franchises relating to the Business to the fullest extent that the same are transferable or assignable; and

                (ix) All other assets used primarily in the operation of the Business, except for the assets excluded under SECTION 1(b) below.

        (b) Excluded Assets. The parties hereto expressly acknowledge and agree that the Assets to be acquired by Buyer at the Closing (as hereafter defined) hereunder,and the operations of Seller included within the term "Business" as used in this Agreement, include only those related to and used primarily in the manufacture and sale of extruded vinyl and plastic fences, decks, docks and related non-agricultural products and expressly do not include any properties or rights relating to and used primarily in Seller's plastic or vinyl agricultural products business. In addition, no assets, rights or properties of Seller other than the Assets of the Business as listed above are subject to this Agreement. Without limiting the generality of the foregoing, specifically excluded from this Agreement are: (I) all of Seller's cash, cash equivalents, accounts receivable (whether or not relating to the Business),


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
and insurance benefits; and (ii) all assets of Seller not primarily used or useful in the operation of the Business, including, without limitation, all Intellectual Property used in Seller's operations other than the Business and, more specifically, the trademarks or trade names "CTB," "Chore-Time," and the word "Brock," except to the extent used in the trademarks "Brock Dock" and "Brock Deck" which are to be sold and transferred to Buyer pursuant to SECTION 1(a)(iv) above or are otherwise used in connection with the words "dock" or "deck."

        2.      RELATED TRANSACTIONS.

                (a)     Use of Facility; Shared Services.

                        (i) At Closing, Buyer and Seller shall enter into an agreement substantially in the form attached hereto as EXHIBIT A (the "Facilities Agreement").

                        (ii) At Closing, Buyer and Seller shall also enter into an agreement substantially in the form attached hereto as EXHIBIT B (the "Shared Services Agreement").

                (b) Operating Agreement. At Closing, Buyer and Seller shall enter into an agreement substantially in the form attached hereto as EXHIBIT C (the "Operating Agreement").

        3.      PURCHASE PRICE.

                (a) Purchase Price. Subject to SECTION 3(b), the purchase price for the Assets (the "Purchase Price") shall be Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), which shall be payable to Seller as follows:

                        (i) At Closing, Four Hundred Thousand Dollars ($400,000) (the "Escrow Amount") shall be deposited into escrow with such individual, bank or other financial institution (the "Escrow Agent") as may be selected by the mutual agreement of Buyer and Seller, in accordance with the terms of an agreement substantially in the form attached hereto as EXHIBIT D (the "Escrow Agreement"), to provide security to Buyer for any amounts due for breach by Seller of any of the representations, warranties, covenants or agreements contained in or made pursuant to this Agreement;

                        (ii) Seller hereby acknowledges receipt of a deposit against the Purchase Price in the amount of One Hundred Thousand Dollars ($100,000)


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
        (the "Deposit"), which Deposit shall be applied against the Purchase Price at Closing; and

                        (iii) The remaining balance of the Purchase Price shall be paid by Buyer at the Closing by wire transfer or in other immediately available funds; provided, that such remaining balance shall be reduced by the aggregate amount of Employee Vacation Obligations (as hereafter defined) which are set forth on SCHEDULE 4(a)(ii) attached hereto.

                (b)     Post-Closing Adjustments to Purchase Price.

                        (i) The amount of the Purchase Price shall be increased or decreased, as the case may be, after Closing as follows:

                                (A) Increased or decreased to the extent that
                the value of the Inventory at Closing, as determined in accordance with SECTION 3(c), is more or less than One Million Dollars ($1,000,000); provided, that the maximum amount by which the Purchase Price may be increased hereunder shall be Three Hundred Thousand Dollars ($300,000);

                                (B) Decreased by the aggregate amount of the
                Customer Deposits, if such Customer Deposits are not physically transferred by Seller to Buyer at Closing;

                                (C) Increased by an amount equal to the
                aggregate amount of wages paid by Seller to employees of the Business who are hired by Buyer at or immediately after the Closing for the period from the effective time of Closing through the payroll period ending May 31, 1997; and

                                (D) Increased or decreased to the extent that
                the aggregate amount of Employee Vacation Obligations set forth on the final SCHEDULE 4(a)(ii) delivered after Closing in accordance with SECTION 4(a)(ii) is less than or more than the aggregate amount of such Obligations as set forth on SCHEDULE 4(a)(ii) attached hereto.

                        (ii) Within five (5) business days after the Purchase Price has been finally determined in accordance with SECTION 3(b)(i) above and not later than sixty (60) days after Closing, Buyer shall pay any increase, or Seller shall


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
        refund any decrease, in the Purchase Price to the other party in cash or other immediately available funds.

        (c) Inventory Count and Determination of Adjustments. Beginning at 3:00 a.m. on the Closing Date, Seller will conduct a normal-course maintenance program on all of the Assets, and Buyer and Seller shall jointly determine the Customer Deposits and the respective payroll obligations of the parties and shall jointly conduct a physical count of the Inventory using such procedures as are generally accepted in the industry and agreed to by the parties. For purposes of this SECTION 3(c), all items of Inventory which are not obsolete, are usable or saleable in the ordinary course of the Business and, as to finished items, are in merchantable condition and suitable for resale by Buyer shall be valued at the lower of cost or market value. Any items of Inventory not meeting the foregoing requirements shall be deemed to have no value and shall not be purchased by Buyer.

        (d) Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 3(d) attached hereto. The parties agree to furnish each other and the Internal Revenue Service with such applicable information as may be required under Section 1060 of the Internal Revenue Code, as amended, and to cooperate in the completion and timely filing of IRS Form 8594 (Asset Acquisition Statement). A party may change the agreed-upon allocations only in order to be consistent with any finally-adjudicated adjustments made to the returns of the other party.

    4.  LIABILITIES AND OBLIGATIONS.

        (a) Assumed Obligations. At Closing, Buyer shall assume and agree to pay and perform, as and when due, the following liabilities and obligations of Seller (collectively, the "Assumed Obligations");

                (i) All liabilities and obligations of Seller accruing and arising under the Assumed Contracts and the Customer Orders from and after Closing; and

                (ii) All liabilities and obligations of Seller listed on
        SCHEDULE 4(a)(ii) attached hereto for unused vacation time of those employees listed on SCHEDULE 4(a)(ii) who are hired by Buyer at or immediately after the Closing (collectively, the "Employee Vacation Obligations"); provided, that, within thirty (30) days after Closing, Seller shall deliver to Buyer an accounting of all unused vacation time of such employees as of the time of Closing on a final SCHEDULE 4(a)(ii), which shall replace and supersede the Schedule attached hereto.


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
        (b) No Other Obligations Assumed. Except for the Assumed Obligations, Buyer shall not assume or be responsible for any debts, liabilities, obligations, or commitments of Seller whatsoever, whether actual, absolute, accrued, fixed, contingent, asserted or unasserted. Without in any way limiting the generality of the foregoing, Buyer shall not assume, nor shall Buyer be responsible for: (i) any liability based upon or arising out of any action, suit or proceeding to which Seller is a party or to which Seller may be named as a party which arises out of, related to or is based upon any set of circumstances or facts existing on or before the Closing Date, including such liabilities in any way related to Seller's sale or distribution of products or services on, before or subsequent to the Closing Date; (ii) any liability of Seller, fixed or contingent, asserted or unasserted, arising out of or based upon incidents occurring on, prior or subsequent to the Closing Date with respect to any claim for breach of any express or implied product or service warranty or any similar claim which relates to any product or service sold by Seller on or before the Closing Date, including without limitation, liabilities for defects in workmanship or materials or non-compliance with laws or regulations relating to consumer protection, truth-in-advertising or the sale, distribution, operation or safety of Seller's products or services; (iii) any of Seller's liabilities relating to any federal, state, local or other governmental taxes, fees or related charges,including but not limited to, gross income, adjusted gross income, supplemental net income, intangibles, income, use, sales, franchise, business, intangibles, inventory, accumulated earnings, employee withholding, social security, unemployment, or other taxes or contributions of any kind and whether relating to any year or period (or portion thereof) ended on, prior or subsequent to the Closing Date; (iv) any liabilities or obligations arising under any contract or agreement to which Seller is a party or relating to any violation or breach of any thereof; (v) any Seller's trade payables or other accounts payable, whether arising out of or relating to transactions occurring on, prior or subsequent to the Closing Date; (vi) any liabilities of Seller arising in connection with any agents or employees of Seller as a result of Seller's employment or discharge of any such persons (including, but not limited to any liabilities for accrued compensation, bonuses, health or other insurance claims [including any claims pending or known as of Closing Date] or benefits, vacation pay or severance pay other than the Employee Vacation Obligations); (vii) any liabilities arising from the failure of Seller to comply with required governmental funding standards for any employee pension plans for any year in which such plans have been in existence and any obligation of Seller to the Pension Benefit Guaranty Corporation or to plan participants or beneficiaries in connection with such underfunding, if any; (viii) any fines, civil penalties or other liabilities based upon or arising out of a violation of any law or regulation by Seller, including, without limitation, any environmental liabilities; (ix) any liability for federal, state or other governmental taxes, documentary stamps, conveyance taxes or other similar charges incurred by Seller in connection with the transfer of the Assets to Buyer; (x) any liability for fees and expenses of any person for financial services or services as a finder or broker rendered to Seller in connection with the transactions contemplated by this Agreement; (xi) any liabilities for fees and expenses of auditors, accountants or legal counsel retained by Seller for services rendered to Seller in connection with the transactions contemplated by this


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
Agreement, and (xii) any other fees, charges, expenses, taxes, liabilities or obligations of Seller, whether accruing or arising on, prior or subsequent to the Closing Date. Seller agrees that, after Closing, it shall pay and perform, as and when due, all liabilities and obligations of Seller relating to the Business prior to Closing, including, but not limited to, all continuation coverage under any group health plan or plans pursuant to the relevant provisions of the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and all costs associated with any employee pension, profit sharing, 401(k) or similar retirement plans.

        5. DOCUMENTS OF TRANSFER AND ASSIGNMENT. Before the Closing the parties shall cause to be prepared and approved by counsel for each of the parties all documents and instruments necessary or advisable to effect the transfers and assignments contemplated by this Agreement. At Closing, Seller will execute and deliver such bills of sale and other documents or instruments of transfer or assignment as may be necessary or appropriate to vest in or confirm to Buyer full and complete title to all of the Assets, free and clear of all liens, claims, security interests, encumbrances and liabilities, and Buyer will execute and deliver such instruments of assumption and other documents as are required hereby. All deliveries made at Closing shall be deemed to be simultaneously made, and no party shall be obligated to consummate the transactions contemplated by this Agreement unless and until all deliveries required hereunder have been fully made.

        6. CLOSING. Unless the parties otherwise agree, the consummation of the transactions contemplated by this Agreement (the "Closing") shall commence at 2:00 p.m. on May 28, 1997 at Seller's offices at State Road 15 North, Milford, Indiana and shall be deemed effective at 3:00 a.m. (local time) on May 29, 1997 (the "Closing Date").

        7.  ADDITIONAL AGREEMENTS.

            (a) Consummation of Agreement. Subject to the terms and conditions herein provided, each of the parties agrees to use their best efforts to do all things necessary, proper or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Nothing contained in this Agreement shall be construed as an attempt to agree to assign any contract which is in law non-assignable without the consent of the other party or parties to such contract, and each of the parties hereto agrees to use its best efforts to obtain all consents, authorizations, orders and approvals of any governmental commission, board or other regulatory body, or any other person required in connection herewith. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause to be taken, such action.


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
        (b) Employees.

            (i) At or immediately after Closing, Buyer will offer to employ all employees of the Business on such terms as Buyer may deem appropriate. At or immediately after Closing, Seller will: (A) take such action as may be required to terminate its employment of each employee hired by Buyer (without any liability to Buyer), to amend Seller's Internal Revenue Code Section 401 qualified retirement plan (copies of which amendment shall be provided to Buyer) to 100% vest the entire account balance of each such employee under Seller's Profit-Sharing/401(k) Plan as of the Closing Date, subject to approval from the Internal Revenue Service (which request for approval shall be filed with the IRS by Seller within sixty [60] days after Closing and a copy of which shall be provided to Buyer), and to make all required employer contributions allocable to each such employee under any such plans for all periods through the Closing Date; and (B) pay to each employee of the Business who is hired by Buyer all wages and other benefits legally owed by Seller in connection with the termination of such employee's employment with Seller, excluding the Employee Vacation Obligations being assumed by Buyer pursuant to SECTION 4(a)(ii) hereof.

            (ii) For a period of four (4) months from and after Closing, Seller shall make reasonably available to Buyer at the Facility, at no cost:
        (A) the services of Mr. Brian Dawes, as Buyer may reasonably request, to assist Buyer's management team in the transition of the Business; and
        (B) the services of such other employees of Seller as may be reasonably requested by Buyer to assist in the accounting and administrative aspects of the Business as continued by Buyer.

            (iii) On or before December 31, 1997, Seller shall pay to each employee of the Business who is hired by Buyer at or immediately after Closing and is still employed by Buyer on and as of November 30, 1997 an amount equal to 5% of the gross salary earned by such employee during the period from December 1, 1996 through the Closing Date, as a pro-rated portion of the 5% holiday bonus that would have been payable to such employee under the terms of the bonus program had he or she remained employed by Seller through November 30, 1997.

            (iv) Seller further agrees that, in the event and to the extent bonuses are awarded under Seller's Management Bonus Plan for calendar year 1997, each employee of the Business who is hired by Buyer at or immediately after Closing, who is still employed by Buyer as of December 31, 1997, and



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
        who, immediately prior to Closing, is covered by Seller's Management Bonus Plan will be paid such bonus on the same basis and at the same time as other participants, but pro-rated to reflect such employee's service with Seller and the operations of the Business for the period prior to Closing.

        (c) Warranty Claims. From and after Closing, Buyer shall use reasonable commercial efforts to assist Seller in resolving any warranty claims relating to the products of the Business which were sold by Seller prior to Closing to the extent such claims are filed with Buyer. Buyer agrees to process such claims on Seller's behalf as Seller shall reasonably direct, and Seller shall reimburse Buyer for all out-of-pocket/third-party expenses and Buyer's direct personnel/labor costs, materials and overhead, together with a reasonable allocation of indirect costs and expenses (specifically excluding any charge for general and administrative costs related thereto) which are incurred by Buyer in processing such claims. No warranty claim shall be processed by Buyer or charged to Seller without Seller's prior approval of the processing and cost thereof, such approval not to be unreasonably withheld; provided, that if Seller has not responded within thirty (30) days after a warranty claim has been submitted for approval by Buyer, then Seller shall be deemed to have approved the same. Nothing contained herein shall be deemed to constitute an agreement by Buyer to assume or be responsible for any claims arising out of or relating to products sold by Seller prior to Closing, and Seller shall remain fully liable therefor.

        (d) Accounts Receivable. Except to the extent otherwise governed by the terms of the Shared Services Agreement, from and after Closing, Buyer shall use reasonable commercial efforts to assist Seller in collecting its accounts receivable for products of the Business which were sold by Seller prior to Closing.

        (e) Customers of the Business. From and after Closing, Seller will cooperate with and assist Buyer in effecting, to the fullest extent practicable, the orderly transfer of all customers of the Business to Buyer on a timely and efficient basis.

        (f) IDEM Permit. After Closing, Seller and Buyer will cooperate and take any and all steps that may be necessary or advisable in order to obtain all permits or other approvals from the Indiana Department of Environmental Management ("IDEM") that may be required for operation of the Business at the Facility, including, without limitation, any construction or other permit legally required under the Title V or any other program. Seller hereby agrees to pay any and all application fees, fines, penalties, interest, legal fees or other costs incurred in connection with obtaining such permits or approvals or arising out of or relating to Buyer's operation of the Business after Closing without such permits or approvals. Notwithstanding anything to the contrary contained in this Agreement: (1) Buyer agrees that Seller shall not be liable to Buyer, nor shall Seller be obligated to indemnify Buyer, for any operating losses or consequential damages that may be incurred by Buyer in the event IDEM orders Buyer to cease, reduce or change the operations of the Business after Closing due to

Seller's failure to obtain any such permits or approvals prior to Closing; and
(ii) Seller agrees that Buyer shall not be liable to Seller, nor shall Buyer be obligated to indemnify Seller, for any losses, fees, fines, penalties, interest, legal fees or other costs or expenses incurred by Seller and arising out of or relating to Buyer's operation of the Business without such permits or approvals after Closing.

        (g) Walker-Williams License. Seller agrees to work diligently after Closing to cause that certain Agreement Including Nonexclusive Patent License with Walker-Williams Lumber Company ("Walker-Williams") dated March 31, 1997 to be amended to reflect the parties' intent that the license granted to Walker-Williams by Seller pursuant thereto is limited to use with wood products, which amendment shall be subject to approval by Buyer as Seller's assignee of such agreement.

     8. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to purchase the Assets from Seller under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions (unless any such condition shall be waived in writing in whole or in part by Buyer):

        (a) Performance of Agreement. Seller shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by Seller on the Closing Date, including, but not limited to, the execution and delivery of all documents or instruments required to be delivered at Closing.

        (b) Closing Conditions. Seller shall have delivered to Buyer a certificate, signed and dated the Closing Date, stating that to the best of Seller's knowledge and belief the conditions specified in this Section 8 have been fulfilled as of the Closing Date.

        (c) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Buyer's ownership or control of the Assets or the Business, or its use of the Facility, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

        (d) Consents and Approvals. All consents, approvals, licenses and permits, the granting of which are reasonably necessary for the consummation of the transactions contemplated hereby.

        (e) Lien Releases. Seller shall have delivered to Buyer written releases from the holders of any and all security interests, liens or other encumbrances on the Assets.

        (f) Related Transactions. Seller shall have executed and delivered to Buyer the Facilities Agreement, the Shared Services Agreement and the Operating Agreement, and shall have performed all obligations required to be performed thereunder on and as of the Closing Date under this Agreement.

        (g) Noncompetition Agreements.

            (i) Seller and CTB International Corp. ("CTB International") shall have executed and delivered to Buyer an agreement substantially in the form attached hereto as EXHIBIT E (the "CTB Noncompete"), pursuant to which such companies shall agree not to compete with the Business for a period of five (5) years from and after the Closing.

            (ii) J. Christopher Chocola, chief executive officer of Seller, shall have executed and delivered to Buyer an agreement substantially in the form attached hereto as EXHIBIT F (the "Chocola Noncompete"), pursuant to which Mr. Chocola shall agree not to compete with the Business for a period of five (5) years from and after the Closing.

            (iii) Brian Dawes, vice president of Seller, shall have entered into agreement with Buyer substantially in the form attached hereto as EXHIBIT G (the "Dawes Noncompete"), pursuant to which Mr. Dawes shall agree not to compete with the Business for a period of three (3) years from and after the Closing.

        (h) Assumed Contracts. Seller shall have delivered to Buyer true, correct and complete copies of the Assumed Contracts and the Customer Orders, including any amendments or changes thereto.

        (i) CTB International Guaranty. CTB International shall have executed and delivered to Buyer a guaranty in the form attached hereto as EXHIBIT H (the "CTB International Guaranty").

        (j) Corporate Certificates. Seller shall have delivered to Buyer: (I) a copy of Seller's Articles of Incorporation, certified by the Indiana Secretary of State as of a current date; (ii) a certificate of existence of Seller issued as of a current date by the Indiana Secretary of State; and (iii) copies of resolutions of the shareholders and Board of Directors of Seller, certified by Seller's secretary, authorizing (A) the execution and delivery of this Agreement and the other agreements contemplated hereby and (B) the taking of all steps necessary to consummate the transactions and fulfill Seller's obligations under this Agreement.

                (k) Legal Opinion. Seller shall have delivered to Buyer an opinion of counsel to Seller, dated the Closing Date, to the effect that: (I) Seller is a corporation duly organized and validly existing under the laws of the State of Indiana and has the necessary corporate power and authority to own and operate its properties, to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and all agreements contemplated hereby; (ii) Seller has duly authorized the execution, delivery and performance of this Agreement and all agreements contemplated hereby by all necessary corporate action; (iii) this Agreement and all agreements contemplated hereby have been duly and validly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; (iv) the CTB Noncompete and the CTB International Guaranty have been duly and validly executed and delivered by CTB International, and each constitutes the legal, valid and binding obligation of CTB International, enforceable against CTB International in accordance with its terms; (v) the execution, delivery and performance by Seller of this Agreement and all agreements contemplated hereby do not violate (A) any provision of the Articles of Incorporation or By-Laws of Seller or (B) to such counsel's knowledge, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other governmental or judicial restriction applicable to Seller; (vi) to such counsel's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity by Seller is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and
(vii) to such counsel's knowledge, except as set forth on the Schedules attached to this Agreement, there are no actions, suits or proceedings pending or threatened against Seller, nor is Seller subject to any judgment, decree or order, relating to or affecting the Assets or the Business.

        9. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell and transfer the Assets to Buyer under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions (unless any such condition shall be waived in writing in whole or in part by Sellers):

                (a) Performance of Agreement. Buyer shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by Buyer on the Closing Date, including, but not limited to, the execution and delivery of all documents or instruments required to be delivered at Closing.

                (b) Closing Conditions. Buyer shall have delivered to Seller a certificate, signed and dated the Closing Date, stating that to the best of Buyer's knowledge and belief the conditions specified in this SECTION 9 have been fulfilled as of the Closing Date.

                (c) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

             (d) Consents and Approvals. All consents, approvals, licenses and permits, the granting of which are reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained.

             (e) Related Transactions. Buyer shall have executed and delivered to Seller the Facilities Agreement, the Shared Services Agreement and the Operating Agreement, and shall have performed all obligations required to be performed thereunder on and as of the Closing Date under this Agreement.

             (f) Royal Guaranty. Royal Group Technologies Limited, a Canadian corporation and the ultimate parent corporation of Buyer ("Royal"), shall have executed and delivered to Seller a guaranty in the form attached hereto as
EXHIBIT I (the "Royal Guaranty").

             (g)  Corporate Certificates.  Buyer shall have delivered to
Seller: (I) a copy of Buyer's Articles of Incorporation certified as of a current date by the Indiana Secretary of State; (ii) a certificate of existence of Buyer issued as of a current date by the Indiana Secretary of State; (iii) copies of resolutions of the Board of Directors of Buyer, certified by Buyer's secretary, authorizing (A) the execution and delivery of this Agreement and the other agreements contemplated hereby and (B) the taking of all steps necessary to consummate the transactions and fulfill Buyer's obligations under this Agreement; and (iv) a certificate of an officer of Royal regarding the corporate approvals required in connection with Royal's execution and delivery of this Agreement and the Royal Guaranty.

             (h) Legal Opinion. Buyer shall have delivered to Seller an opinion of counsel to Buyer, dated the Closing Date, to the effect that: (I) Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana and has the necessary corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby; (ii) Buyer has duly authorized the execution, delivery and performance of this Agreement and all agreements contemplated hereby by all requisite corporate action; and (iii) this Agreement and all agreements contemplated hereby have been duly and validly executed and delivered by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

        10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:

        (a) Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana. Seller is duly qualified to do business and in good standing under the laws of all jurisdictions in which its ownership or use of property or the conduct of its business requires it to qualify, except where failure to qualify would not have a material adverse effect on the financial condition or business of Seller. Seller has all necessary corporate power and authority to own all of its properties and assets, to conduct its business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby. CTB International is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, owns all of the issued and outstanding capital stock of Seller and has all necessary corporate power and authority to make, execute, deliver and perform the CTB Noncompete. Seller and CTB International have full right, power and authority to cause each legal entity which is controlled by Seller or CTB International or is under common control with Seller through 10% or more common ownership (an "Affiliate") to comply with the terms of the CTB Noncompete.

        (b) Execution, Delivery and Validity. The execution, delivery and performance of this Agreement by Seller and CTB International have been duly authorized by all requisite corporate action. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The CTB Noncompete and the CTB International Guaranty have been duly and validly executed and delivered by CTB International, and each constitutes the legal, valid and binding obligation of CTB International, enforceable against CTB International in accordance with its terms.

        (c) Noncontravention. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or By-Laws of Seller; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Seller or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Seller is a party or by which any of its properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

        (d) EBITDA Statements. Attached hereto as SCHEDULE 10(d) are internally-prepared statements of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Business for each of the twelve-month periods ending December 31, 1996, 1995, 1994, 1993 and 1992 which have been furnished by Seller to Buyer (collectively, the "EBITDA Statements"). The EBITDA Statements accurately reflect the revenues and expenses of the Business in all material respects and present accurately the EBITDA of the Business for the periods indicated. The revenues and expenses of the Business have been properly recorded in all material respects in accordance with, and the EBITDA Statements were prepared in conformity with, generally accepted accounting principles applied on a consistent basis except that they were prepared without notes to financial statements and without inclusion of provisions for interest, depreciation, taxes and amortization.

        (e) Undisclosed Liabilities. Seller has no material liabilities or obligations relating to the Business or the Assets of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, including without limitation, unfunded allocations for or under any employee benefit plans or arrangements, liabilities with respect to labor or environmental matters, liabilities relating to products and warranties of the Business, or liabilities for federal, state, local, foreign or other taxes or assessments, except as set forth on SCHEDULE 10(e) attached hereto.

        (f) Adverse Changes. Except as set forth in SCHEDULE 10(f), since December 31, 1996; (i) the Business has been operated in the ordinary course and there have been no material adverse changes to the financial condition, results of operations, assets, liabilities, business, and prospects of the Business; (ii) there have been no liabilities or obligations of any nature incurred in connection with the Business other than in the regular, ordinary and customary course of business; (iii) there have been no material alterations in the manner of keeping the books, accounts or records of the Business, or in the accounting practices therein reflected; (iv) there have been no sales or transfers of any assets of the Business, nor has Seller entered into any other transaction relating to the Business, other than in the ordinary and customary course of business; (v) no action has been taken that has resulted or reasonably could be expected to result in any of the Assets being mortgaged, pledged or subjected to any lien or encumbrance of any nature; (vi) there have been no increases in the salary, bonus or other compensation arrangements payable or to become payable to employees of the Business since December 31, 1996 other than increases in the ordinary course of business in accordance with past practices; and (vii) there have been no adverse changes in the relationships between the Business and its customers, suppliers or employees.

        (g) Taxes. Seller has duly and timely filed or caused to be filed all tax returns and information returns (including, without limitation, income, business or occupation, sales or use, employment, or franchise tax returns) relating to the Business and the Assets and has paid all taxes and any other governmental charges, duties, penalties, interest or fines which are due and payable with respect to the Business or the Assets through the Closing Date, except where failure to file such returns or pay such taxes would not have a material adverse effect on the Business. Seller has withheld or collected from each payment made to employees or agents of the Business all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, and federal, state and local income, unemployment, payroll and wage taxes) required to be withheld or collected and, if due, has paid the same to the proper tax receiving officers. Seller has collected sales and use taxes for all sales made to customers making purchases from the Business as required by law to be collected and, if due, has paid the same to the proper tax receiving officers.

        (h) Litigation. Except as set forth on SCHEDULE 10(h) attached hereto, there are no actions, suits, claims, orders, audits, investigations, inquiries or proceedings (judicial, administrative or arbitration) pending or threatened, nor have any events occurred prior to the date hereof which could give rise to any actions, suits, claims, investigations or proceedings, against or affecting the Assets or the Business, whether at law or in equity and whether civil or criminal in nature, or before or by any court, arbitration panel, governmental department, commission, board, bureau, agency or instrumentality.

        (i)     Compliance with Laws. Except as set forth on SCHEDULE 10(i):
(I) the Business is, and at all times prior to the date hereof has been, in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations and orders of governments and governmental bodies; and (ii) Seller owns, holds, possesses and is in compliance with all franchises, permits, licenses, certificates, privileges, immunities, approvals and other authorizations necessary to own or lease,operate and use the Assets and to carry on and conduct the Business as now conducted.

        (j)     Environment, Health and Safety.

                (i) Except as set forth on SCHEDULE 10(i), the Business and the Assets are, and at all times prior hereto have been, in compliance with any and all Environmental Laws and Health and Safety Laws, and no Claim relating to a violation of any such Laws has been made with respect to the Business or the Assets.

                (ii) Except as set forth on SCHEDULE 10(i), there is no Environmental or Health and Safety Circumstance related to past or present operations of the Business or the Assets at the Facility or on or off any other properties, facilities or premises on which the Business or the Assets have been operated. Neither the Facility nor the real property adjacent thereto which is owned, operated or used in connection with the Business or the Assets contains any underground storage tank, asbestos containing material, polychlorinated biphenyls, or landfills, surface impoundments or disposal area.

                (iii) Except as set forth on SCHEDULE 10(j), Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation, any obligation for corrective or remedial action, of any other person or entity with respect to any Environmental Law, nor has Seller caused, permitted or allowed any "release" (as defined in 42 U.S.C. Section 9601(22)) of any Hazardous Substance, Pollutant or Contaminant on any real property owned, operated or used by Seller in connection with the Business.

                (iv) Seller has obtained (or has pending timely filed applications for) any and all environmental permits legally required to operate the Facility, the Business and the Assets as they are presently being operated.

                (v) For purposes of this SECTION 10(j):

                        (A) "Environmental Law" means any federal, state or
                local statute, rule, regulation or ordinance having as its primary purpose the protection of the environment or the protection of human health from the effects of environmental pollutants and any permit, license or authorization required thereunder, as well as common law.

                        (B) "Health and Safety Law" means any federal, state
                or local statute, rule, regulation or ordinance having as its primary purpose the protection of worker safety or health in the workplace.

                        (C) "Hazardous Substance, Pollutant or Contaminant"
                means any "hazardous substance" as defined in 42 U.S.C. Section 9601(14), any "pollutant or contaminant" as defined in 42 U.S.C.
                Section 9601(33), and petroleum, including crude oil or any fraction thereof.

                        (D) "Claim" means and includes any claim, action, suit,
                demand, administrative proceeding, notice of violation, notice of deficiency, or general notice of potential liability alleging any failure to comply with or any liability under any Environmental Law or Health and Safety Law, including, without limitation, any liability under common law for damages or injury to person or property.

                (E) "Environmental or Health and Safety Circumstance" means any fact, circumstance, activity, practice, incident, action, plan or condition which would constitute a failure to comply with any Environmental Law or Health and Safety Law, or would give rise to potential liability under any such Law.

        (k) Assumed Contracts.

            (i) Seller has delivered to Buyer true and complete copies of the Assumed Contracts as in effect on the date hereof. The Assumed Contracts constitute the legal, valid and binding obligations of the parties thereto and are in full force and effect, enforceable in accordance with their respective terms. Seller has performed all material obligations required to be performed by it under the Assumed Contracts on and prior to the date hereof. No party to any of the Assumed Contracts is in breach or default thereunder (as to payments due or otherwise) nor has any event occurred which, with notice or the passage of time, or both, could constitute a breach or default thereunder. Except as set forth on SCHEDULE 10(k). Seller is not a party to any agreements, personal property leases or contracts other than the Assumed Contracts which are necessary or advisable to operate the Business as currently conducted.

            (ii) Seller has delivered to Buyer true and complete copies of all policies, manuals, handbooks or other guidelines or materials currently in effect relating to the dealer or distributor agreements that are included within the Assumed Contracts. Except for that certain Distributor Agreement with Farm'Trol Equipment dated November 1, 1986 and that certain Brock Manufacturing Dealership Agreement with Dura Dock, Inc. (d/b/a/"Durable Docks") date December 13, 1991, all dealer, distributor and independent sales representative agreements being assumed by Buyer pursuant hereto grant the dealer, distributor or independent sales representative only a non-exclusive right to market and sell the products of the Business except as otherwise provided by law. Further, except for that certain Agreement for Independent Sales Representation with Weymiller Associates Corporation dated March 1, 1994, all such agreements are terminable at will on not more than ninety (90) days' written notice except as otherwise provided by law.

        (l) Customer Orders and Deposits. At Closing, Seller will have delivered to Buyer true and complete copies of the Customer Orders and will have furnished to Buyer a true, complete and detailed accounting of all Customer Deposits held by Seller with respect to such Customer Orders. The Customer Orders constitute the legal, valid and binding obligations of the parties thereto and are in full force and effect, enforceable in accordance with their respective terms. Seller has performed all obligations required to be performed by it under the Customer Orders on and prior to the date hereof. No party to any of the Customer Orders is in breach or default thereunder (as to payments due or otherwise) nor has any event occurred which, with notice or the passage of time, or both, could constitute a breach or default thereunder.

        (m)     Intellectual Property.

                (i) For purposes of this Agreement, the term "Intellectual Property" means all: (A) patents, patent applications and invention disclosures;
(B) trademarks, service marks, trade dress, logos, trade names and registrations and applications for registration thereof, together with all goodwill associated therewith; (C) copyrights and registrations and applications for registrations thereof; (D) mask works and registrations and applications for registrations thereof; (E) trade secrets and confidential business information and know-how, including without limitation, business and marketing plans, customer and supplier lists, specifications, designs and technical data; and (F) all licenses, agreements or permissions to use any of the foregoing Intellectual Property.

                (ii) Seller owns or has the right to use pursuant to license, agreement, permission or otherwise all Intellectual Property relating to the operation of the Business as now conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken and will continue to take until the time of Closing, all necessary or desirable action to protect and maintain each item of Intellectual Property that it owns or currently uses. The products, activities and operations of Seller relating to the Business do not infringe upon, or involve, any intellectual property rights of any other person, corporation or other entity, and no proceedings are pending or threatened which challenge the rights of Seller with respect thereto, nor do any facts exist which could form the basis for any such claim.

                (iii) Paragraph A of SCHEDULE 1(a)(iv) lists all Intellectual Property that Seller owns and uses in connection with the Business. Except as otherwise specified thereon, with respect to each item of Intellectual Property listed under Paragraph A on SCHEDULE 1(a)(iv): (A) Seller owns and possesses all rights, title and interest in and to such item; right, title or interest in or to such item; (C) no proceedings or claims have been instituted, are pending or are threatened which challenge the validity, enforceability, use or ownership thereof; (D) the item does not infringe, misappropriate or otherwise conflict with the rights of others, is not being infringed or misappropriated by others and is not subject to any outstanding order, decree, judgment, stipulation or charge; (E) Seller has received no notice or charge of interference, infringement, misappropriation or other conflict with respect to the item nor is Seller aware of any facts which indicate a likelihood of such an infringement, misappropriation or other conflict; (F) no explicit license, agreement or permission pertaining to the item has been granted to any other party by Seller; (G) Seller has never explicitly agreed to indemnify any person or entity for or against any infringement or misappropriation or other conflict with respect to the item, excluding any such indemnity implied by operation of law; and (H) Seller has made available to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution of the items listed under Paragraph A on
SCHEDULE 1(a)(iv).

        (iv) Paragraph B of SCHEDULE 1 (a)(iv) lists each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, agreement or permission. Seller has supplied Buyer with true and complete copies of all such licenses, agreements and permissions. Except as otherwise specified thereon, with respect to each item of Intellectual Property listed under Paragraph B on SCHEDULE 1(a)(iv): (A) the license, agreement or permission covering the item is currently legal, valid, binding, enforceable and in full force and effect; (B) the license, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (C) no party to the license, agreement or permission is in material breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder; (D) no proceedings have been instituted, are pending or are threatened which challenge the legality, the validity or enforceability of the license, agreement of permission or the Intellectual Property which is the subject matter thereof; (E) the activities conducted by Seller pursuant to the license, agreement of permission do not infringe, misappropriate or otherwise violate the rights of others, nor is Seller aware that any third party is infringing, misappropriating or violating the rights granted to Seller pursuant thereto; (F) the license, agreement or permission is not subject to any outstanding, order, decree, judgment, stipulation or charge; and (G) Seller has received no notice or charge of interference, infringement or misappropriation with respect to the license, agreement or permission or the subject matter thereof, nor is Seller aware of any facts which indicate a likelihood of such an infringement, misappropriation or other conflict.

                (v) Except as forth on SCHEDULE 1(a)(iv), Seller does not own or have any interest in any Intellectual Property used or useful in the Business, and the Intellectual Property listed on SCHEDULE 1(a)(iv) constitutes all Intellectual Property necessary or useful to the conduct of the Business.

        (n) Title to Assets. Except as set forth on SCHEDULE 10(n) attached hereto, Seller has good and marketable title to all of the Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims, encumbrances or charges or restraints on transfer. No person, firm or corporation other than Seller has any right to the use or possession of any of the Assets. Except as set forth on SCHEDULE 10(n): (I) no currently effective financing statement under the Uniform Commercial Code with respect to any of the Assets has been filed in any jurisdiction; (ii) no currently effective lien or encumbrance with respect to any of the Assets has been filed with the United States Patent and Trademark Office; and (iii) no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement, lien or other encumbrance. During the five (5) year period preceding the date of this Agreement, Seller has conducted the Business only under its corporate name and under the trade names Brock Deck, Brock Dock, Triple Crown Fence and CTB Vinyl Products.

        (o) Condition of Tangible Assets. All of the tangible property included in the Assets is located at the Facility. The Inventory of the Business is not obsolete, is in merchantable condition, consists of items usable or salable in the ordinary course of business, and those items that are finished goods are suitable for resale by Buyer. The Equipment is in a good state of repair (normal wear and tear excepted) and in good working order, free from any material defect and suitable for the ordinary and regular conduct and operation of the Business.

        (p) Assets of the Business. Except for the properties and rights excluded under SECTION 1(b) hereof, the Assets to be transferred and conveyed to Buyer at the Closing hereunder constitute all of the properties and rights used by Seller in connection with the Business, and such Assets are sufficient to permit Buyer to operate the Business as currently conducted by Seller.

            (q) Product Warranty. Seller has no liability (whether known or unknown and whether absolute or contingent) for the replacement or repair of products manufactured, sold, leased or delivered by the Business or other damages in connection therewith, which is materially different from the past liabilities of that nature experienced by the Business. No product manufactured, sold, leased or delivered by Seller and relating to the Business is subject to any guaranty, express warranty or other indemnity other than those set forth on
SCHEDULE 10(q).

            (r) Product Liability. Seller has no material liability (whether known or unknown and whether absolute or contingent) arising out of any injury to person or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller in connection with the Business.

            (s) Labor Relations. During the twelve (12) months preceding the date of this Agreement, there have been no material or adverse changes in the relationship between the Business and its employees, there has not been any strike, labor disturbance or union organizational activities involving such employees, and no strikes, labor disturbances or union organizational activities are threatened against the Business. The Business has no union employees, nor does Seller have any defined benefit pension plans for employees of the Business. Except as set forth on SCHEDULE 10(s), Seller has none of the following relating to the Business: (i) contracts with labor organizations or individual employees; (ii) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA");
(iii) other profit sharing, deferred compensation, bonus, stock option, stock purchase, welfare, vacation, holiday, sick pay, or other plans or arrangements which are maintained or contributed to by Seller; or (iv) employee regulations or handbooks. All employees of the Business are terminable at will with no cost to the Business.

            (t) Employee Benefit Plans. With respect to any employee benefit plan for employees of the Business: (i) there have been no "prohibited transactions", within the meaning of Section 4975 of the Internal Revenue Code of 1986 ("Code") or Section 406 of ERISA; (ii) Seller has not contributed on behalf of its employees to any "multi-employer plan", as defined in Sections 3(37) and 4001(a)(3) of ERISA; (iii) no excise tax is due or owing from Seller with respect to any "prohibited transactions"; (iv) none of the plans, nor the trusts related to those plans, has been terminated since September 2, 1974, nor have there been any "reportable events" within the meaning of Section 4043(b) of ERISA since such date except for such events which might be caused by general extensions of reporting dates or similar general exceptions granted by the U.S. Department of Labor; and (v) none of the plans, nor the trusts related to those plans, has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, since the effective date of such Code section. There are no unasserted claims pursuant to ERISA with respect to any actions taken by Seller under any employee benefit plans.

        (u) Brokers. Seller has not employed any broker, agent or finder in connection with the transactions contemplated by this Agreement, and any obligation in respect of fees, commissions and expenses due any broker, agent or finder who may have been employed in this transaction by Seller is an obligation solely of Seller.

        (v) Disclosure. None of the statements or information contained in any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or any information or documents delivered or to be delivered to Buyer pursuant to the terms of this Agreement, or delivered to Buyer or to Royal prior to the execution of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any Exhibit or Schedule to this Agreement or in any of the other information provided or the documents delivered to Buyer or Royal in connection with the transactions contemplated by this Agreement, in light of the circumstances in which those statements were made, not misleading. Seller has fully disclosed to Buyer and Royal all relevant material facts affecting the Business and the Assets to be sold and conveyed in accordance with this Agreement.

   11. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

        (a) Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana. Buyer has all necessary corporate power and authority to own all of its property and assets and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby. Royal is a corporation duly organized and validly existing under the laws of Canada and has all necessary corporate power and authority to make, execute, deliver and perform its obligations under this Agreement and the Royal Guaranty.

        (b) Execution, Delivery and Validity. The execution, delivery and performance of this Agreement by Buyer and Royal have been duly authorized by all requisite corporate action. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Royal Guaranty has been duly and validly executed and delivered by Royal and constitutes the legal, valid and binding obligation of Royal, enforceable against Royal in accordance with its terms.

            (c) Noncontravention. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby or thereby, do not and will not: (I) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Code By-Laws of Buyer; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Buyer or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Buyer is a party or by which any of its properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

            (d) Broker. Buyer has not employed any broker, agent or finder in connection with the transactions contemplated by this Agreement, and any obligation in respect of fees, commissions and expenses due to any broker, agent or finder who may have been employed in this transaction by Buyer is an obligation solely of Buyer.

        12. INDEMNIFICATION.

            (a) By Seller. Except to the extent otherwise expressly provided under SECTION 7(f) hereof, from and after Closing, Seller shall indemnify, defend and hold Buyer and its successors, owners, officers and directors (collectively, "Buyers' Indemnitees") harmless of and from any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements, court costs or costs incurred in investigation) (collectively "Losses") incurred or suffered by Buyers' Indemnitees which arise out of, result from or relate to: (I) any misrepresentation of Seller or any breach by Seller or failure by Seller to perform, any representation, warranty or covenant contained in this Agreement;
(ii) any liabilities and obligations of Seller not expressly assumed by Buyer pursuant to SECTION 4(a) of this Agreement; (iii) the operation of any business of Seller other than the Business prior to, on or after the Closing Date; and
(iv) the operation of the Business by Seller prior to the Closing.

            (b) By Buyer. Except to the extent otherwise expressly provided under SECTION 7(f) hereof, from and after Closing, Buyer shall indemnify, defend and hold Seller and its successors, owners, officers and directors (collectively, "Sellers' Indemnitees") harmless of and from any Losses incurred or suffered by Sellers' Indemnitees which arise out of, result from or relate to: (I) the Assumed Obligations; (ii) any misrepresentation of Buyer or any breach by Buyer or failure by Buyer to perform, any representation, warranty or covenant contained in this Agreement; and (iii) Buyer's operation of the Business from and after Closing.

        (c) Conditions of Indemnification of Third Party Claims. The respective obligations and liabilities of the Seller or Buyer (the "Indemnifying Party") to the Buyers' Indemnitees or the Sellers' Indemnitees, as the case may be, as indemnified parties (the "Indemnified Party") under SECTIONS 12(a) and 12(b) hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (i) Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion of any claim by a third party, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense (provided that the Indemnifying Party will bear the expense of counsel for the Indemnified Party if counsel for the Indemnified Party could have an inconsistent or conflicting interest from that of the Indemnifying Party or one or more legal defenses that are different from or additional to those available to the Indemnifying Party).

                (ii) If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth
        (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party, upon further notice to the Indemnifying Party, will have the right to undertake the defense, compromise or settlement of such claim on behalf of or for the account and risk of the Indemnifying Party and at the Indemnifying Party's expense, subject to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

                (iii) Anything in this SECTION 12(c) to the contrary notwithstanding, the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                (iv) The Indemnified Party and the Indemnifying Party will each cooperate with all reasonable requests of the other for the purpose of defending against any claims.

        (d) Limitation on Indemnification Obligations.

                (i) Notwithstanding anything to the contrary contained in this Agreement except as set forth in this SECTION 12(d), except for Losses arising out of or relating to intentional misrepresentation or fraud by Seller, Seller's duty to indemnify Buyers' Indemnitees for Losses incurred by them under this Agreement with respect to the Business or the Assets sold to Buyer at the Closing hereunder shall not exceed the amount remaining in escrow pursuant to the Escrow Agreement at the time Buyers' Indemnitees deliver written notice of claim for indemnification hereunder. There shall be no monetary limit to Seller's duty to indemnify Buyer's Indemnitees for Losses arising from or related to Seller's intentional misrepresentation or fraud under this Agreement; provided, that Seller shall have no obligation to indemnify Buyer's Indemnitees for Losses arising out of or relating to intentional misrepresentation or fraud by Seller under this Agreement unless notice of claim for such indemnification is given to Seller within eighteen (18) month after Closing. Likewise, the foregoing limitations on indemnification shall not be applicable to any activities of Seller relating to any other business or assets of Seller or under any other agreements between Buyer and Seller, including the agreements to be entered into by the parties at the Closing hereunder.

                (ii) Buyer shall not have obligation to indemnify Sellers' Indemnitees hereunder unless the Sellers' Indemnitees have given Buyer notice of claim for indemnification within eighteen (18) months after Closing; provided, that the foregoing limitation on indemnification shall not be applicable to any activities of Buyer under any other agreements between Buyer and Seller, including the agreements to be entered into by the parties at the Closing hereunder.

                (iii) Notwithstanding anything in this Agreement to the contrary, the foregoing limitations on indemnification shall not apply to any breach by

        Seller or Buyer, as the case may be, of the covenants contained in
        SECTION 7(f) of this Agreement.

                (e) Payment of Losses. The Indemnifying Party shall make all payments pursuant to the indemnification provisions contained in this SECTION 12 within ten (10) business days after delivery of the notice of claim therefor by the Indemnified Party. In addition to any other rights Buyer may have at law or in equity, Seller hereby expressly grants Buyer the right to have any claim for indemnification paid by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                (f) Indemnification Basket. Notwithstanding anything in this Agreement to the contrary, no indemnification claim shall be allowed by either party until the total of such claims by such party equals or exceeds Ten Thousand Dollars ($10,000). Once such claims equal or exceed Ten Thousand Dollars ($10,000), payment of all such claims will be made pursuant to the terms hereof from the first dollar of such claims.

        13. GENERAL PROVISIONS.

                (a) Taxes and Prorations. Buyer and Seller agree that any sales or transfer tax, charge or fee in the nature of a tax, imposed by any governmental authority in connection with or resulting from the sale or conveyance of the Assets will be the obligation of the party responsible for payment of such tax under the applicable statute or, if neither party is directly responsible for payment of such tax under the applicable statute, then Buyer and Seller shall split such tax on a 50-50 basis. All current personal property taxes relating to the Assets shall be prorated as of the Closing Date based upon the latest official tax rate, assessment and credits; provided, that in the event the latest assessment is for a year in which the tax rate has not yet been officially established, the assessment for the last year in which the official tax rate was established shall be used. All taxes and assessments which are payable prior to or as of Closing shall be paid by Seller prior to or at Closing. If any applicable prorations have not been determined at the date of the Closing, Seller or Buyer, as the case may be, shall pay to the other party the amount of such prorated charges promptly upon the determination of same.

                (b) Survival. Except as otherwise expressly limited in this Agreement, all representations and warranties contained in or made pursuant to this Agreement shall survive the Closing, shall be continuing warranties, and shall not be merged. No investigation by the parties made heretofore or hereafter shall affect the representations and warranties of the parties contained in or made pursuant hereto; provided, that the right of Buyer or Seller to recover Losses from the other party shall be limited as provided under SECTION 12(d) of this Agreement.

        (c) Expenses. Except as otherwise specifically provided in this Agreement, each party to this Agreement shall bear its own expenses, including the fees of any attorneys, accountants or others engaged by such party in connection with this Agreement and the transactions contemplated hereby; provided, that Seller shall bear all costs and expenses, including reasonable attorneys' and accountants' fees, incurred by Buyer, and Buyer shall bear all costs and expenses, including reasonable attorneys' and accountants' fees incurred by Seller, in successfully: (i) enforcing any of the terms of this Agreement against the other party; or (ii) proving that the other party breached any of the representations, warranties or covenants contained in this Agreement or any other agreement, instrument or document made pursuant hereto.

        (d) Remedies Cumulative. All rights and remedies provided by this Agreement or existing at law or in equity shall be cumulative of all other rights and remedies, and the pursuit of one right or remedy shall in no way operate as an exclusive election or otherwise preclude or limit any party from pursuing any other or additional right or remedy.

        (e) Governing Law. This Agreement and all documents delivered or to be delivered in accordance with this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana, disregarding any conflict of laws rules.

        (f) Assignment; Binding Effect. No party to this Agreement may assign this Agreement or such party's rights, duties and obligations hereunder without the prior written consent of the other parties hereto; provided, that after Closing, Buyer shall have the right to assign its rights hereunder to Royal or any entity which controls, is controlled by or is under common control with Buyer or Royal; and provided, further, that any such assignment shall not relieve Buyer of its obligations hereunder without the written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their legal representatives, successors and assigns.

        (g) Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding of the parties, there being no oral or written agreements or understandings between them affecting the subject matter of this Agreement, and supersedes all previous agreements and letters of intent between the parties with regard to the subject matter of this Agreement, including that letter of intent between Seller and Royal dated April 18, 1997 and, to the extent applicable to the Assets and the Business, that certain Nondisclosure Agreement between Seller and Royal dated February 10, 1997, the terms of which Nondisclosure Agreement shall survive and continue to be effective until May 29, 1999 with respect to any information disclosed by Seller to Royal or Buyer not relating to the Assets and the Business. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising under this Agreement shall be valid or binding for any purpose unless in writing and duly executed by the party against whom the same is sought to be asserted.

        (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signatures of each of the parties hereto to one of such counterpart signature pages; all of such signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

        (i) No Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party to enforce such provision. The waiver of any default or the failure to exercise any right shall not be deemed a waiver of any subsequent default or waiver of the right to exercise any other right.

        (j) Notices. All notices and other communications must be in writing and shall be deemed given if delivered personally or by overnight courier, or transmitted by facsimile or mailed by registered or certified mail, postage pre-paid, return receipt requested, to the persons at the addresses set forth below (or such other address for a party as shall be specified by like notice). Notice given personally or by overnight courier service, or transmitted by facsimile, shall be deemed delivered when received by the addressee. Notice given by mail shall be deemed delivered on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

        If to Seller:   CTB, Inc.
                        State Road 15 North
                        P.O. Box 2000
                        Milford, Indiana, USA 46542
                        Attention: J. Christopher Chocola

                with a copy to:   Yoder, Ainlay, Ulmer & Buckingham
                                  130 North Main
                                  P.O. Box 575
                                  Goshen, Indiana 46527
                                  Attention: R. Gordon Lord, Esq.

        If to Buyer:    Royal Crown Limited
                        c/o Royal Group Technologies Limited
                        1 Royal Gate Boulevard
                        Woodbridge, Ontario, Canada L4L 8Z7
                        Attention: President

          with a copy to:    Barnes & Thornburg
                             600 1st Source Bank Center
                             100 North Michigan
                             South Bend, Indiana 46601
                             Attention: Brian J. Lake, Esq.


        (k) Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date or dates set forth below, effective as of the day and year first above written.

SELLER:                                 BUYER:

CTB, INC.                               ROYAL CROWN LIMITED


By:   /s/  J. Christopher Chocola             By:   /s/ Vic De Zen
    ---------------------------------             ----------------------------
    J. Christopher Chocola, President             Vic De Zen,
       and Chief Executive Officer                   Chairman of the Board


Date:         May 29, 1997                    Date:        May 29, 1997
    ---------------------------------             ----------------------------

                                   GUARANTIES


        Royal Group Technologies Limited hereby unconditionally guarantees the payment and performance of all obligations of Royal Crown Limited as the "Buyer" under the foregoing Asset Purchase Agreement. CTB International Corp. hereby unconditionally guarantees the payment and performance of all obligations of CTB, Inc. as the "Seller" under the foregoing Asset Purchase Agreement.


CTB INTERNATIONAL CORP.                       ROYAL GROUP TECHNOLOGIES
                                              LIMITED


By: /s/  J. Christopher Chocola               By: /s/ Vic De Zen
    ---------------------------------             -----------------------------
    J. Christopher Chocola, President             Vic De Zen,
       and Chief Executive Officer                   Chairman Executive Officer

Date:         May 29, 1997                    Date:        May 29, 1997
    ---------------------------------             -----------------------------